 As filed with the Securities and Exchange Commission on August 17, 2009
 Registration No. 333-14515

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARDIODYNAMICS INTERNATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

California	95-3533362
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6175 Nancy Ridge Drive Suite 300 San Diego, California 92121
(Address, including zip code, of principal executive offices)

1995 Stock Option/Stock Issuance Plan (Full title of the plan)

Kevin M. Goodwin President and Chief Executive Officer SonoSite, Inc. 21919 30th Drive S.E. Bothell, Washington 98021
(Name and address of agent for service)

(425) 951-1200
(Telephone number, including area code, of agent for service)

With a copy to: Alan C. Smith Fenwick & West LLP 1191 Second Avenue 10th Floor Seattle, Washington 98101 (206) 389-4510

DEREGISTRATION OF SHARES

The Registration Statement on Form S-8 (Registration No. 333-14515) (the “Registration Statement”) of CardioDynamics International Corporation, a California corporation (“CardioDynamics”), pertaining to the registration of an aggregate of 1,529,000 (pre one-for-seven reverse stock split, as described below) shares of CardioDynamics’ common stock for issuance under its 1995 Stock Option/Stock Issuance Plan, to which this Post-Effective Amendment No. 1 relates was filed with the Securities and Exchange Commission on October 21, 1996. On October 21, 1996, the Securities and Exchange Commission declared the Registration Statement effective.

On May 8, 2008, CardioDynamics’ shareholders approved a one-for-seven reverse stock split of CardioDynamics common stock and proportionate reductions in the number of authorized shares of CardioDynamics common and preferred stock, which became effective on May 9, 2008.

SonoSite, Inc., a Washington corporation (“SonoSite”), Canada Acquisition Corp., a California corporation and a wholly owned subsidiary of SonoSite, and CardioDynamics have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for, among other things, the merger of Canada Acquisition Corp. with and into CardioDynamics with CardioDynamics surviving as a wholly owned subsidiary of SonoSite (the “Merger”) and the conversion of all outstanding shares of CardioDynamics’ common stock into the right to receive $1.35 per share of cash, without interest.

On August 14, 2009, SonoSite acquired the outstanding shares of CardioDynamics’ common stock and subsequently effected the Merger pursuant to Section 1103 of the Corporations Code of the State of California. The Merger became effective as specified in an Agreement of Merger filed with the Secretary of State of the State of California on August 13, 2009.

In connection with the Merger, CardioDynamics has terminated all offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by CardioDynamics in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its common stock that remain unsold at the termination of the offering, CardioDynamics hereby removes from registration all shares of CardioDynamics’ common stock registered under the Registration Statement that remain unsold as of August 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on August 17, 2009.

By:	/s/ Michael J. Schuh
Name:	Michael J. Schuh
Title:	President, Chief Executive Officer, Vice President, Chief Financial Officer, Secretary and Sole Director